OGDEN CORPORATION
                             TWO PENNSYLVANIA PLAZA
                              NEW YORK, N. Y. 10121


R. RICHARD ABLON
PRESIDENT & CHIEF EXECUTIVE 0FFICER
(212) 868-6050                                                    April 30, 1996
FAX  (212) 868-5480


Mr. Constantine G. Caras
P.O. Box 3999
Greenville, DE  19807

Dear Gus:

     This letter sets forth the agreement and understanding between you and Ogden Corporation or its successors ("Ogden") concerning the termination of your employment and the termination of your Employment Agreement between you and Ogden dated July 2, 1990, (the "Employment Agreement"). Therefore, you and
Ogden hereby agree as follows:

     1) You are currently employed by Ogden in the capacity of Executive Vice President and Chief Administrative Officer and serve on the Board of Directors of Ogden and many of its subsidiaries.

     2) Effective with the close of business on April 30, 1996 the Employment Agreement and your employment by Ogden as Executive Vice President and Chief Administrative Officer is terminated without cause (the "Termination Date").

     3) As a consequence of the termination of your employment and your Employment Agreement:

          (a) Ogden will continue to pay you, or in the event of your death your designated beneficiary, your current annual salary in the amount of $275,000 (less applicable withholding taxes) in the same manner as heretofore through December 31, 1996; and

          (b) Ogden will pay to you, or in the event of your death your designated beneficiary, an annual severance payment in the amount of $390,000, payable bi-weekly (less applicable withholding taxes) over a period of three (3) years commencing January 1, 1997 and ending with the close of business on December 31, 1999 (the "Severance Period").

     5) On the Termination Date you will no longer be considered an employee of Ogden and you will also no longer be eligible to participate in the Ogden Select Plan, the Ogden Executive Pension Plan and the Ogden Profit Sharing and 401(K) Plan. Any payments due to you under any of the foregoing plans will be distributed to you in accordance with the terms and conditions of each of the plans and you will be provided with all necessary information and forms on a timely basis by Ogden's Human Resources Department following the Termination Date.

     6) Following the Termination Date, coverage under the Ogden Core Medical and Health Program shall continue in full force and effect for your life, the life of your spouse and for your eligible dependents identical in scope and terms as heretofore provided, subject to your continued bi-weekly contribution of $18.20 which will be deducted by Ogden from the payments referred to in Paragraph 3(b) above until the expiration of the Severance Period. Upon your attainment of age 65 the Core Retiree Health Plan becomes coordinated with Medicare, which becomes the primary insurer. Upon your death, the same coverage for your spouse and eligible dependents will be continued under the Core Retiree Health Plan. Nothing contained herein shall prevent Ogden from modifying or discontinuing the Ogden Core Medical and Health Program on a consistent and nondiscriminatory basis applicable to all participants, including all retired participants.

          Your life insurance coverage payable to your designee will be continued until your death at an amount equal to two times your base salary and bonus ($750,000), and the premiums will at all times be paid by Ogden. The value of this coverage will be reported to you annually on the applicable Internal Revenue Service form. All other health and accident related benefits discontinue on the Termination Date.

     7) Your Ogden Corporation stock options will be exercisable in accordance with the terms and conditions set forth in the applicable Stock Option Plan under which they were granted and in accordance with your stock option agreement.

     8) (a) On or before the Termination Date you shall have returned to Ogden all property of Ogden in your possession, including but not limited to, all office equipment, credit cards, keys, documents, etc. retaining to Ogden's business.

          (b) You currently operate and possess an Ogden leased 1995 Lincoln Continental Sedan Automobile VIN 1LNLM97V1SY649992, which Ogden has agreed to sell to you for a purchase price of $26,184.61, excluding all taxes and registration fees which will be paid by you, payable in cash on or before April 30, 1996.

     9) In consideration of the foregoing, (a) you, for yourself and your heirs and legal representatives agree to release Ogden and its subsidiaries, affiliates, officers, directors and employees (the "Ogden Group") from all actions, causes of actions, suits, claims, damages and demands whatsoever, in law or equity which against the Ogden Group you and your heirs and legal representatives ever had, now have or hereafter may have for, upon


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

or by reason of any matter, cause or thing whatsoever from the beginning of time to the Termination Date, excluded claims arising under this letter agreement and excluding claims based upon the Ogden Group's fraud, willful misconduct or violation of law, and (b) the Ogden Group agrees to release you and your heirs and legal representatives from all actions, causes of actions, suits, claims, damages and demands whatsoever, in law or equity which against you and your heirs and legal representatives the Ogden Group ever had, now have or hereafter may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the Termination Date, excluding claims arising under this letter agreement and excluding claims based upon fraud, willful misconduct or violation of law.

     10) You will continue to be covered by any indemnity provisions contained in Ogden's Restated Certificate of Incorporation and By-laws immediately prior to the Termination Date for your acts or omissions during your employment with Ogden.

     11) You agree that you will refrain from the disparagement of Ogden, its officers, directors and customers and Ogden agrees that Ogden nor any officer or director of Ogden will disparage you. Each of us agree not to make or cause to be made any public statement concerning the termination of your employment with Ogden that would be inconsistent with the foregoing.

     12) You agree that you will keep inviolate and confidential and will not reveal to any competitor or other person, firm, corporation, association or other entity or use to the detriment of Ogden any knowledge or information of a confidential nature obtained by you in the course of your employment by Ogden with respect to the conduct and details of the business of Ogden and its subsidiaries.

     13) This letter agreement constitutes the entire agreement and understanding between you and Ogden with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral, including the Employment Agreement, in all respects. The terms of this letter agreement may not be changed, modified or amended, except by an instrument in writing signed by both parties hereto.

     14) This letter agreement shall be governed by and construed in accordance with the laws of the state of New York without giving effect to principles relating to conflicts of law.


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

     If the foregoing correctly sets forth our agreement, please indicate your acceptance by signing, dating and returning a copy of this letter to Ogden.


                                       Very truly yours,

                                       Ogden Corporation

                                       By: /s/ R. Richard Ablon
                                           ------------------------------------
                                           President and Chief
                                           Executive Officer
Accepted and Agreed
to April 30, 1996.

/s/ C.G. Caras
---------------------------
     C.G. Caras


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